UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2017

OM Asset Management plc
(Exact name of registrant as specified in its charter)

England and Wales	001-36683	98-1179929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ground Floor, Millennium Bridge House
2 Lambeth Hill
London EC4V 4GG, United Kingdom
+44-20-7002-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

OM Asset Management plc (the “Company”) and Peter L. Bain, the President and Chief Executive Officer of the Company, agreed on a mutual separation of Mr. Bain from his position as President and Chief Executive Officer and as a member of the Company’s board of directors (the “Board”) effective June 30, 2017. In connection with the cessation of his employment, Mr. Bain and the Company entered into a Separation Agreement, dated June 28, 2017 (the “Separation Agreement”). Under the terms of the Separation Agreement and in consideration of a general waiver and release of claims, Mr. Bain will receive severance consistent with the terms of his employment agreement including (i) salary continuation payments for six months; (ii) a lump sum taxable payment equal to OMAM Inc.’s share of Mr. Bain’s medical and dental benefits for a six-month period; (iii) a cash bonus in the amount of $7 million for fiscal year 2017 payable when bonuses are paid to other executives of the Company; and (iv) continued vesting of his unvested restricted shares and unvested restricted stock units pursuant to their existing vesting schedule. The Separation Agreement provides that Mr. Bain must continue to abide by the restrictive covenants contained in his employment agreement for a three-year period following the termination date, which includes non-competition, non-solicitation of employees and non-interference covenants. Should Mr. Bain breach these restrictive covenants, the Company may clawback, rescind or otherwise forfeit Mr. Bain’s vested or unvested equity awards that were unvested at the time of his separation from the Company. In addition, any cash bonus or award of equity is subject to malus and clawback provisions in the discretion of the Compensation Committee of the Board.

The Board appointed James Ritchie, the Chairman of the Board, to serve as the Company’s interim Chief Executive Officer, effective July 1, 2017 until the date on which a permanent Chief Executive Officer assumes such office. The Board is currently in the process of conducting a search for a new Chief Executive Officer. The Board, upon recommendation of the Compensation Committee of the Board, approved the following compensation terms for Mr. Ritchie while serving as interim Chief Executive Officer: (i) base salary of $330,000 per month; (ii) grant of 7,000 ordinary shares of the Company per month, with such shares awarded and vesting upon completion of Mr. Ritchie’s tenure as interim Chief Executive Officer; (iii) reimbursement of reasonable travel and lodging expenses for Mr. Ritchie and his spouse (grossed up for any tax incurred by Mr. Ritchie for such reimbursement); and (iv) reimbursement of reasonable tax advice and preparation expenses for Massachusetts state income tax filings.

In determining the recommended amounts and structure of Mr. Bain’s Separation Agreement and Mr. Ritchie’s compensation, the Compensation Committee relied upon information provided by its independent compensation consultant.

Mr. Ritchie will continue as a member and executive Chairman of the Board, but will step down from all standing Board committees during the term of his service as interim Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this form to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	June 30, 2017	OM ASSET MANAGEMENT PLC

		By:	/s/ STEPHEN H. BELGRAD
		Name:	Stephen H. Belgrad
		Title:	Executive Vice President and Chief Financial Officer